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                                                                       Exhibit 5

                   [LETTERHEAD OF MAZURSKY & DUNAWAY, LLP]


                                January 23, 1997



Norrell Corporation
3535 Piedmont Road, N.E.
Atlanta, Georgia  30305

Gentlemen:

         We have acted as counsel to Norrell Corporation, a Georgia corporation (the "Company"), in connection with the registration statement on Form S-8 (the "Registration Statement") relating to 140,961 shares of Common Stock, no par value per share, of the Company (the "Shares") to be offered by the Company pursuant to the Comtex Information Systems, Inc. Stock Option Plan (the "Plan").

         We have examined originals or certified or photostatic copies of such records of the Company, certificates of officers of the Company and public officials, and such other documents as we have deemed relevant or necessary as the basis of the opinions set forth below in this letter. In such examination, we have assumed the genuineness of all signatures, the conformity to original documents submitted as certified or photostatic copies, and the authenticity of originals of such latter documents. Based on the foregoing, we are of the following opinions:

         (1) The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Georgia; and

         (2) The Shares, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                                Very truly yours,

                                                /s/ Mazursky & Dunaway, LLP

                                                Mazursky & Dunaway, LLP